Registration No. 333-153440

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dell Inc.

(Exact name of registrant as specified in its charter)

Delaware	3571	74-2487834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Dell Way

Round Rock, Texas 78682

(512) 338-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence P. Tu

Senior Vice President and General Counsel

Dell Inc.

One Dell Way

Round Rock, Texas 78682

(512) 338-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Janet B. Wright

Vice President – Corporate, Securities

& Finance Counsel

Dell Inc.

One Dell Way

Round Rock, Texas 78682

(512) 338-4400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (Registration No. 333-153440) of Dell Inc., a Delaware corporation (the “Company”), filed on September 11, 2008 and amended by pre-effective Amendment No. 1 thereto on October 14, 2008 and by pre-effective Amendment No. 2 thereto on October 28, 2008 (as amended, the “Registration Statement”), which registered the Company’s offer to exchange (the “exchange offer”) up to $600,000,000 of its 4.700% Notes due 2013, up to $500,000,000 of its 5.650% Notes due 2018 and up to $400,000,000 of its 6.500% Notes due 2038, in each case which had been registered under the Securities Act of 1933 (the “Act”), for any and all of the Company’s outstanding 4.700% Notes due 2013, 5.650% Notes due 2018 and 6.500% Notes due 2038, respectively, which had not been registered under the Act. The offer contemplated by the Registration Statement expired at 5:00 p.m., New York City time, on December 3, 2008.

On October 29, 2013, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, as amended by Amendment No. 1 thereto, dated as of August 2, 2013 (the “Merger Agreement”), by and among the Company, Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), and Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Intermediate.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements under the Act. In accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Act to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof, which consist of $500,000 in aggregate principal amount of the Company’s 4.700% Notes due 2013 not issued in the exchange offer and $2,466,000 in aggregate principal amount of the Company’s 5.650% Notes due 2018 not issued in the exchange offer.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on this 30th day of October 2013.

DELL INC.

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President and Assistant Secretary (Duly Authorized Officer)

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